                       Joint Filers' Names and Addresses

1.   Name:          Cypress Investments, LLC
     Address:       34 S. Wynden Drive, Suite 300
                    Houston, Texas 77056

2.   Name:          Post Oak Energy Capital, LP
     Address:       34 S. Wynden Drive, Suite 300
                    Houston, Texas 77056

3.   Name:          Post Oak Energy Holdings, LLC
     Address:       34 S. Wynden Drive, Suite 300
                    Houston, Texas 77056